ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis	(212) 896-1203
(918) 251-9121	ebarker@kcsa.com

ADDvantage Technologies Group, Inc. Announces Financial Results
for the Fiscal Second Quarter of 2019
BROKEN ARROW, Oklahoma, May 14, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) announced today its financial results for the three and six month periods ended March 31, 2019.
“Revenues for the second quarter of 2019 were $17.3 million, which was an increase of 48% as compared to the second quarter of 2018 and 53% compared to the first quarter of 2019,” said Joe Hart, President and CEO. “This meaningful improvement in revenues is a reflection of the Company’s pivot to strategically focus on the telecom industry, as we are in the process of divesting of our Cable TV segment.  The revenue increase was primarily driven by the acquisition of Fulton in January 2019, which launches us into the wireless infrastructure services industry.  Fulton contributed $4.2 million in revenue for the quarter.  We are also excited that our telecommunications segment reported positive EBITDA and an increase of revenue of $1.7 million, or 24%, compared to the second quarter of 2018.  The Company’s loss from operations for the three months ended March 31, 2019 was $1.2 million, which included $0.5 million of costs associated with the acquisition, integration and ramp up of Fulton and the proposed sale of the Cable TV segment.
Although Fulton experienced operating losses in its first quarter with the Company due primarily to integration costs and seasonality of the business, we believe that it is on the path to provide a positive contribution to the bottom line during the third quarter.  Fulton has a strong reputation in the industry as well as existing contractual relationships with the four major U.S. wireless carriers, the national integrators and the original equipment manufacturers (“OEMs”) that support these wireless carriers, which is expected to drive these results. To ensure continuity in its operations and a smooth integration into ADDvantage Technologies, we appointed Colby Empey, who previously served as Chief Operations Officer at Fulton Technologies, to the new position of President of the Wireless Infrastructure Services Segment at ADDvantage Technologies, overseeing Fulton’s operations. We are encouraged by Fulton’s outlook for the remainder of the fiscal year and expect to see meaningful growth as 5G is rolled out throughout the U.S. over the next several years, driving demand for wireless infrastructure services.
“The telecommunications segment reported sales of $8.7 million, which is an increase of 24% as compared to second quarter of 2018 and 27% compared to the first quarter of 2019.  This was driven by strong sales momentum at both Nave Communications and Triton Datacom.  Most notably, Nave increased revenue by 39% as compared to the first quarter of 2019.  A milestone was reached in the telecommunications segment this quarter by reporting positive EBITDA of $0.3 million, a vast improvement over previous quarters, which further solidifies our growth strategy and demonstrates the success of the operational improvements in the telecommunications segment,” Mr. Hart continued.

“Nave’s new warehousing and operations location at Palco Telecom, our world-class third-party reverse logistics partner, allows it to serve an expanded geographic customer base, positioning it for further growth. The new location also enables Nave to operate more efficiently at reduced operating costs, while offering a higher quality service to our customers. To drive additional sales opportunities throughout the remainder of the year, we are creating an additional business line for repair and testing services to further increase sales at Nave.  Nave’s performance this quarter exceeded our expectations as they experienced strong top line growth and reduced operating costs.

“At Triton, we plan to move out of our existing Miami facility and into a newly constructed facility in nearby Pembroke Park, Florida in July.  Unfortunately, the move was delayed from our original plan due to an ownership change at the new facility, hindering Triton’s growth expectations and thus contributing to the Company’s loss this quarter. The facility move will give us the additional capacity to expand our equipment refurbishment operations, which is our highest margin segment of Triton, by adding additional products and manufacturers.  The expanded capacity will also support our plans to sell our equipment products into the telephone carrier market.  In order to capture additional market share, we have increased our focus on the brokerage business and internet sales to secure additional online distribution channels for our products.
“In the second fiscal quarter of 2019, we made meaningful progress advancing our plans to divest the Cable TV segment.  In April 2019, we distributed a proxy statement to our stockholders, which announced a special meeting of stockholders on May 29, 2019 to vote on the proposed sale of the Cable TV businesses to Leveling 8 Inc., which is controlled by David Chymiak.  Mr. Chymiak is the Chief Technology Officer, President of Tulsat, a member of the board of directors of the Company, and a substantial stockholder of the Company.  If the sale is approved by the stockholders, we anticipate that we will receive approximately $3.9 million in cash at closing, which includes the funds received from the Sedalia, Missouri building sale of $1.35 million, and a $6.4 million promissory note payable over five years that is personally guaranteed by Mr. Chymiak.
“Upon completion of the sale of the Cable TV segment, we will be in an even stronger position to invest in the long term growth of our telecom and wireless businesses in order to build a stronger, more efficient foundation to support revenue growth and financial stability,” concluded Mr. Hart.
Results for the three months ended March 31, 2019

Consolidated sales increased 48% to $17.3 million for the three months ended March 31, 2019 compared with $11.6 million for the three months ended March 31, 2018.  The increase in sales was in the Wireless segment and Telco segment of $4.2 million and $1.7 million, respectively, partially offset by a decrease in the Cable TV segment of $0.2 million.

The increase in sales for the Wireless segment of $4.2 million was as a result of the acquisition of Fulton and Mill City which closed on January 4, 2019.  The Company did not report any revenues for the Wireless segment for the same period in fiscal 2018.

The increase in sales for the Telco segment was due to an increase in equipment sales and recycling revenue of $1.5 million and $0.2 million, respectively.  The increase in Telco equipment sales was due to Nave Communications of $1.0 million and Triton Datacom of $0.5 million.  The increase in recycling revenue was due primarily to the timing of recycling shipments.

The decrease in sales for the Cable TV segment of $0.2 million was due to a decrease in equipment sales and repair service revenue of $0.1 million each.

Consolidated gross profit increased $0.3 million due to the Wireless segment and Telco segment, which increased by $0.1 million and $0.4 million, respectively, and was partially offset by a decrease in the Cable TV segment of $0.2 million.

Consolidated operating, selling, general and administrative expenses increased 39% to $4.8 million compared with $3.4 million for the three months ended March 31, 2018. The increase primarily consisted of acquisition costs in connection with the acquisition of Fulton and Mill City as well as integration expenses.

Equity earnings for the three months ended March 31, 2019 were $0.1 million, compared with equity losses of $0.3 million for the three months ended March 31, 2018.  Equity earnings for the three months ended March 31, 2019 consisted of payments received from certain YTKG Solutions investment equity owners related to amounts owed to the Company.  The equity losses for the three months ended March 31, 2018 consisted primarily of a legal settlement with a subcontractor on the YKTG Solutions wireless cell tower decommissioning project and the associated legal expenses.

The Company recorded a provision for income taxes of $4,000 for the three months ended March 31, 2019, compared with a benefit for income taxes of $0.1 million for the three months ended March 31, 2018.  The increase in the tax provision was due primarily to the valuation allowance netting the deferred tax assets to zero for the three months ended March 31, 2019, offset by income taxes payable to certain tax jurisdictions.

Net loss for the three months ended March 31, 2019, was $1.2 million, or $0.12 per diluted share, compared with a net loss of $0.3 million, or $0.03 per diluted share, for the same period of 2018.

Adjusted EBITDA for the three months ended March 31, 2019 was a loss of $0.8 million compared with income of $0.3 million for the same period ended March 31, 2018.

Results for the six months ended March 31, 2019

Consolidated sales increased 19% to $28.5 million for the six months ended March 31, 2019 compared with $23.9 million for the six months ended March 31, 2018.  The increase in sales was in the Wireless segment and Telco segment of $4.2 and $2.0 million, respectively, partially offset by a decrease in the Cable TV segment of $1.6 million.

Revenues for the Wireless segment were $4.2 million for the six months ended March 31, 2019, as a result of the acquisition of Fulton and Mill City which closed on January 4, 2019. The Company did not report any revenues for the Wireless segment for the same period last year.

Consolidated gross profit decreased $0.3 million due to the Telco segment and Cable TV segment of $0.1 million and $0.3 million, respectively, partially offset by an increase in the Wireless segment which increased $0.1 million.

Consolidated operating, selling, general and administrative expenses increased $1.5 million, or 21%, to $8.6 million for the six months ended March 31, 2019, from $7.1 million in the same period in the prior year. This increase in expenses was due to the Wireless segment, Telco segment and Cable TV segment and included additional advertising and promotion expenses in the Telco segment as well as costs in connection with the acquisition and integration of Fulton and Mill City in the Wireless segment.

Equity earnings for the six months ended March 31, 2019 were $0.1 million, compared with equity losses of $0.3 million for the three months ended March 31, 2018.  Equity earnings for the three months ended March 31, 2019 consisted of payments received from certain YTKG Solutions equity investment owners related to amounts owed to the Company.  The loss from equity method investment for the six months ended March 31, 2018 consisted primarily of a legal settlement with a subcontractor on the YKTG Solutions wireless cell tower decommissioning project and the associated legal expenses.

The provision for income taxes was $0.1 million for the six months ended March 31, 2019 compared to a provision for income taxes of $0.2 million for the same period of 2018.  The increase in the tax provision was due primarily to the valuation allowance netting the deferred tax assets to zero for the six months ended March 31, 2019, offset by income taxes payable to certain tax jurisdictions.

Net loss for the six months ended March 31, 2019, was $2.3 million, or $0.22 per diluted share, compared with net loss of $1.0 million, or $0.09 per diluted share, for the same period of 2018.

Adjusted EBITDA for the six months ended March 31, 2019 was a loss of $1.4 million compared with income of $0.5 million for the same period ended March 31, 2018.

Cash and cash equivalents were $1.4 million as of March 31, 2019, compared with $3.1 million as of September 30, 2018.  As of March 31, 2019, the Company had inventory of $19.4 million, compared with $18.9 million as of September 30, 2018.

Earnings Conference Call

The Company will host a conference call today, Tuesday, May 14th, at 12:00 p.m. Eastern Time featuring remarks by Joseph Hart, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, Kevin Brown, Chief Financial Officer, Scott Francis, Chief Accounting Officer, Don Kinison, President of the Telecommunications Division, and Colby Empey, President of the Wireless Services Division.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-888-394-8218 (domestic) or 1-323-701-0225 (international). All dial-in participants must use the following code to access the call: 8383219. Please call at least five minutes before the scheduled start time.
For interested individuals unable to join the conference call, a replay of the call will be available through May 28, 2019 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 8383219.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies.  Through Fulton Technologies, the Company provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers.  Through its Nave Communications, Triton Datacom and cable television subsidiaries, ADDvantage sells equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including high-speed data (Internet), telephony and television programming.  Through its Nave subsidiary, ADDvantage offers repair services focused on telecommunication equipment and recycles surplus and obsolete telecommunications equipment.  In addition, through its cable television subsidiaries, ADDvantage operates a national network of technical repair centers focused primarily on supporting cable television equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, Triton Datacom, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries and ComTech Services. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes restructuring and impairment charges, other income, interest income and income from equity method investment.  Management believes providing Adjusted EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Sales	$17,273,103	$11,649,528	$28,545,389	$23,934,293
Cost of sales	13,709,089	8,304,463	22,139,813	17,208,073
Gross profit	3,564,014	3,345,065	6,405,576	6,726,220
Operating, selling, general and administrative expenses	4,767,843	3,429,282	8,564,523	7,076,105
Loss from operations	(1,203,829)	(84,217)	(2,158,947)	(349,885)
Other income (expense):
Income (loss) from equity method investment	55,000	(258,558)	55,000	(258,558)
Other expense	(43,259)	‒	(43,259)	‒
Interest expense	(19,775)	(45,922)	(44,638)	(142,016)
Total other expense, net	(8,034)	(304,480)	(32,897)	(400,574)

Loss before income taxes	(1,211,863)	(388,697)	(2,191,844)	(750,459)
Provision (benefit) for income taxes	4,000	(129,000)	63,000	216,000

Net loss	$(1,215,863)	$(259,697)	$(2,254,844)	$(966,459)

Loss per share:
Basic	$(0.12)	$(0.03)	$(0.22)	$(0.09)
Diluted	$(0.12)	$(0.03)	$(0.22)	$(0.09)
Shares used in per share calculation:
Basic	10,361,292	10,252,712	10,361,292	10,239,353
Diluted	10,361,292	10,252,712	10,361,292	10,239,353

	Three Months Ended March 31, 2019
	Wireless	Telco	Cable TV	Total
Income (loss) from operations	$(1,114,326)	$25,977	$(115,480)	$(1,203,829)
Depreciation	84,333	30,253	19,723	134,309
Amortization	6,100	266,775	‒	272,875
Adjusted EBITDA (a)	$(1,023,893)	$323,005	$(95,757)	$(796,645)

(a)	The Wireless segment includes acquisition expenses of $0.2 million related to the acquisition of Fulton and Mill City.

	Three Months Ended March 31, 2018
	Wireless		Telco	Cable TV	Total
Income (loss) from operations	$	‒	$(380,370)	$296,153	$(84,217)
Depreciation		‒	32,549	66,660	99,209
Amortization		‒	313,311	‒	313,311
Adjusted EBITDA (a)	$	‒	$(34,510)	$362,813	$328,303

	Six Months Ended March 31, 2019
	Wireless	Telco	Cable TV	Total
Loss from operations	$(1,114,326)	$(608,760)	$(435,861)	$(2,158,947)
Depreciation	84,333	61,949	99,744	246,026
Amortization	6,100	533,550	‒	539,650
Adjusted EBITDA (a)	$(1,023,893)	$(13,261)	$(336,117)	$(1,373,271)

(a)	The Wireless segment includes acquisition expenses of $0.2 million related to the acquisition of Fulton and Mill City.

	Six Months Ended March 31, 2018
	Wireless		Telco	Cable TV	Total
Income (loss) from operations	$	‒	$(457,538)	$107,653	$(349,885)
Depreciation		‒	63,745	133,607	197,352
Amortization		‒	626,622	‒	626,622
Adjusted EBITDA (a)	$	‒	$232,829	$241,260	$474,089

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31, 2019	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$1,371,501	$3,129,280
Restricted cash	106,447	‒
Accounts receivable, net of allowance for doubtful accounts of $150,000	6,727,126	4,400,868
Unbilled revenue	1,414,992	‒
Income tax receivable	108,746	178,766
Inventories, net of allowance for excess and obsolete
inventory of $4,850,000 and $4,965,000, respectively	19,404,567	18,888,042
Prepaid expenses	772,621	264,757
Other current assets	258,209	‒
Assets held for sale	‒	3,666,753
Total current assets	30,164,209	30,528,466

Property and equipment, at cost	6,456,855	6,294,152
Less: Accumulated depreciation	(3,992,053)	(4,276,024)
Net property and equipment	2,464,802	2,018,128

Investment in and loans to equity method investee	‒	49,000
Intangibles, net of accumulated amortization	6,548,748	6,844,398
Goodwill	4,836,472	4,820,185
Other assets	217,461	134,443

Total assets	$44,231,692	$44,394,620

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,612,708	$4,657,188
Accrued expenses	1,596,386	1,150,010
Notes payable – current portion	750,000	2,594,185
Deferred gain – current portion	194,152	‒
Other current liabilities	739,887	664,374
Total current liabilities	9,893,133	9,065,757

Deferred gain, less current portion	1,701,243	‒
Other liabilities	228,820	801,612
Total liabilities	11,823,196	9,867,369

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,861,950 and 10,806,803 shares issued, respectively; 10,361,292 and 10,306,145 shares outstanding, respectively	108,620	108,068
Paid in capital	(4,462,806)	(4,598,343)
Retained earnings	37,762,696	40,017,540
Total shareholders’ equity before treasury stock	33,408,510	35,527,265

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	32,408,496	34,527,251

Total liabilities and shareholders’ equity	$44,231,692	$44,394,620